Exhibit 99.1

AÉROPOSTALE PROVIDES UPDATE TO STRATEGIC INITIATIVES

Plans to Exit Mall-Based Locations of the P.S. from Aéropostale Brand to Focus on Faster Growing Distribution Channels

Expands Company-Wide Expense Savings Program

Expects to Generate Total of Approximately $30 Million to $35 Million
in Annualized Cost Savings Beginning in 2015

Reaffirms First Quarter 2014 Outlook

New York, New York, April 30, 2014 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today provided an update on its strategic initiatives and announced a comprehensive cost reduction program as part of the Company’s on-going turnaround plans. Following a strategic business review, the Company has identified key initiatives it estimates will generate approximately $30 million to $35 million in annualized pre-tax savings, of which approximately $5 million to $10 million is expected to be achieved in 2014.

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Plans to Exit the P.S. from Aéropostale mall locations - Based on changing consumer patterns, particularly of the “mom” shopper, the Company has made the determination to close approximately 125 mall-based P.S. from Aéropostale stores by the end of 2014. The Company plans to restructure the brand to focus on faster growing sales channels, including off-mall locations (including outlets), e-commerce, and international licensing. The Company is also exploring other potential third party distribution channels. By taking these steps, the Company expects to eliminate pre-tax losses of approximately $15 million that were generated in the mall-based business in 2013, excluding any impairment charges.

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Streamlining and improvement of expense structure - Following a thorough review of the Company’s current cost structure, Aéropostale has implemented a cost reduction plan that will target both direct and indirect spending across the organization. This includes the Company’s plans to reduce corporate headcount by approximately 100 positions to align with current business strategies, in addition to the workforce reductions from the Company’s ongoing store closure program.

The Company estimates that it will record pre-tax restructuring, asset impairment and other charges of approximately $40 million to $65 million during fiscal 2014 related to these actions, of which approximately $25 million to $40 million are estimated to be cash expenses.

“The steps we are announcing today build on our turnaround efforts from the past year,” said Thomas P. Johnson, Chief Executive Officer of Aéropostale, Inc. “Through the restructuring of our P.S. from Aéropostale brand, and expansion of our expense savings program, we will be better positioned financially and have laid the groundwork for the future. In addition to today’s steps, our transaction with Sycamore Partners continues to proceed as planned, and will also provide additional runway to continue to implement our merchandising, marketing and operational strategies designed to reposition the Aéropostale brand.”

Mr. Johnson continued, “Today’s actions reflect the very difficult but necessary decisions we have made to align our business with overall retail market trends. We thank all of the employees who have contributed to Aéropostale’s turnaround plans for their diligence and dedication.”

Global business advisory firm, AlixPartners LLP, served as advisor during the Company’s strategic business review process. The Company continues to work with real estate consultants to optimize its real estate portfolio and will provide an update at a later date.

Reaffirms First Quarter 2014 Outlook

In line with prior guidance, the Company continues to expect first quarter 2014 operating losses in the range of $64 million to $68 million, which translates to a net loss in the range of $0.70 to $0.75 per diluted share. This outlook is provided on a non-GAAP basis because it excludes the impact of today’s announced strategic initiatives, as well as any expected consulting fees associated with these announcements. Due to uncertainties in estimating the absolute costs of these items, there is no readily accessible GAAP reconciliation available at this time.

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.Aéropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.Aéropostale.com. The Company currently operates 854 Aéropostale® stores in 50 states and Puerto Rico, 77 Aéropostale stores in Canada and 150 P.S. from Aéropostale® stores in 31 states and Puerto Rico. In addition, pursuant to various licensing agreements, our licensees currently operate 101 Aéropostale® locations and one Aéropostale® and P.S. from Aéropostale® store in the Middle East, Asia, Europe, and Latin America. On November 13, 2012, Aéropostale, Inc. acquired substantially all of the assets of online women's fashion footwear and apparel retailer GoJane.com, Inc. Based in Ontario, California, GoJane.com focuses primarily on fashion footwear, with a select offering of contemporary apparel and other accessories.

About AlixPartners LLP
AlixPartners is a leading global business advisory firm specializing in creating value and improving performance at every stage of the business life cycle. Since 1981, AlixPartners has been trusted advisors to corporate boards and management, law firms, investment banks, investors, and others who value independent strategic thinking, critical insights, and actionable expertise. For more information, visit www.alixpartners.com.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, COST SAVINGS, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ANY GROWTH STRATEGIES; RISKS ASSOCIATED WITH THE COMPANY’S ABILITY TO IMPLEMENT AND REALIZE THE ANTICIPATED BENEFITS OF THE COMPANY’S STRATEGIC INITIATIVES AND COST REDUCTION PRORGRAM, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

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